Exhibit 99.1
HOLLYWOOD MEDIA CORP. ANNOUNCES 2005 THIRD QUARTER FINANCIAL RESULTS;
Third Quarter Revenues Increase 52.1% vs. Third Quarter 2004
*	Internet Ad Sales Revenues Increase 69.7%; Data Business Revenues Increase 16.8%

*	Broadway Ticketing Revenues Increase 63.0%, Broadway.com Revenue Grows by 87.2%

*	Broadway Ticketing Deferred Revenue as of 9-30-05 up 82.0% vs. Deferred Revenue on 9-30-04

*	Broadway Hotel Package Revenues Increase 309.3%
(Boca Raton, FL – November 9, 2005) – Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced financial results for the third quarter and nine-month period ended September 30, 2005.
FINANCIAL RESULTS
Net revenues for the three months ended September 30, 2005 increased 52.1 percent to $23.0 million compared to $15.1 million for the same period of 2004. Total operating expenses (which includes cost of revenues – ticketing; editorial, production, development and technology expenses; selling, general and administrative expenses; salaries and benefits; and depreciation and amortization expenses) increased 40.5 percent to $25.4 million, from $18.1 million in the third quarter last year. The Company had positive operating cash flow in the third quarter 2005 of approximately $127,000 versus negative operating cash flow of $1.9 million in the third quarter 2004. The Company’s selling, general and administrative expenses

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decreased 11.8 percent to $2.6 million compared to $3.0 million last year, as cost reduction initiatives helped to reduce expenses. Total operating expenses as a percentage of revenue were down 9.0 percent quarter-over-quarter. Operating loss during the third quarter 2005 was $2.5 million versus $3.0 million in the year ago period, a decrease of 17.5 percent.
The net loss for the third quarter of 2005 was $2.5 million, or $0.08 per fully diluted share based on 32.0 million weighted average shares outstanding, representing a 47.5 percent decrease in net loss and a 52.9 percent decrease in loss per share, as compared with a net loss of $4.8 million, or $0.17 per fully diluted share, based on 28.3 million shares for the third quarter last year. The net loss for the third quarter of 2004 included $1.8 million of non-cash charges.
“The initial reaction to our new Hollywood.com website, which launched on October 17, 2005, has exceeded our expectations with average time spent per user visit doubling when compared to utilization rates before the recent launch,” commented Mitchell Rubenstein, Hollywood Media’s Chief Executive Officer. “We expect these metrics to facilitate the generation of additional advertising business, which should present a significant future growth opportunity.”
Mr. Rubenstein added: “We recently added a new regional MSO for distribution of the Hollywood.com Television cable TV network while growing the number of subscribers who collectively have access to this network to 14.5 million. Also, our Data business added several new data customers during the quarter. In addition, deferred revenue in our Broadway Ticketing division continued to show positive trends with the momentum carrying into the seasonally strong fourth quarter.”
For the nine-month period ended September 30, 2005, net revenues increased 47.7 percent to $72.8 million compared to $49.3 million for the same period of 2004. Total operating expenses increased 45.3 percent to $80.6 million from $55.5 million for the same period last year. The net loss for the nine months ended

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September 30, 2005 was $7.5 million, or $0.24 per fully diluted share based on 31.3 million weighted average shares outstanding, compared with a net loss of $7.7 million, or $0.28 per share, for the same period in 2004 based on 27.0 million weighted average shares.
“Our SG&A costs decreased compared to the third quarter last year, and our most aggressive cost-reduction initiatives have yet to fully take hold,” Mr. Rubenstein continued. “We expect these measures to further reduce our comparable expenses in fourth quarter 2005 and during the 2006 calendar year.”
SEGMENT RESULTS
Broadway Ticketing
Broadway Ticketing revenue, including Broadway.com and 1-800-Broadway, during the third quarter of 2005 was $19.0 million, an increase of 63.0 percent compared to the $11.7 million last year. This revenue increase was largely the result of an 87.2 percent increase in sales via Broadway.com and 1-800-Broadway to $15.6 million from $8.4 million, while high-margin revenue from hotel room package sales increased 309.3 percent. Deferred revenue relating to Broadway Ticketing, a leading indicator of future Broadway Ticketing revenues, was $15.8 million as of September 30, 2005, up 82% compared to the $8.7 million as of September 30, 2004 and up 39.3% compared to the $11.4 million as of December 31, 2004. Cost of revenue in the Broadway Ticketing division was $16.5 million, an increase of 62.2 percent from the $10.2 million for the third quarter last year. The division had a gross margin of 12.9 percent for the third quarter of 2005 compared to gross margin of 12.5 percent in the comparable quarter last year.
Data Business
The Data Business segment contributed revenue of $2.8 million during the third quarter of 2005, an increase of 16.8 percent compared to the $2.4 million during the third quarter of 2004. The cost of revenue in the Data Business was $755,000 for the third quarter of 2005, a slight decrease compared to the $760,000 for the

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same quarter last year, resulting in gross margin of 72.8 percent compared to 68.1 percent for the third quarter last year.
Internet Advertising Sales
Revenues in the Internet Advertising Sales Division were $874,000, an increase of 69.7 percent compared to the $515,000 in revenues for the third quarter of last year. “We expect continued strength in ad sales driven by the launch last month of a new, redesigned Hollywood.com,” noted Mr. Rubenstein.
Hollywood.com Television
“The Company’s cable TV network, Hollywood.com Television, is now accessible by approximately 14.5 million cable TV subscribers and is available to approximately 80 percent of all U.S. cable free-VOD-enabled subscribers through our MSO partners,” Mr. Rubenstein continued. “This is an 86% increase as compared to 7.8 million subscriber homes as of September 30, 2004. We expect our distribution to include additional major cities over the next several months with a goal of surpassing 20 million subscribers during 2006. We are actively working to sell advertising on this exciting network.”
Intellectual Property
Hollywood Media’s Intellectual Property division had revenues of $317,000 in the third quarter, a decrease of 42.8 percent from the $554,000 in the third quarter last year. The Intellectual Property division had cost of revenue of $205,000, down 38.5 percent from the $334,000 last year.
MOVIETICKETS.COM
“MovieTickets.com, in which we have a 26.2 percent equity interest, now has agreements to handle online movie ticketing on an exclusive basis for 61 exhibitors, up from 32 a year ago, an increase of 90%,” stated Mr. Rubenstein. “MovieTickets.com continues to build momentum, and we are optimistic for a strong 2006.”

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Balance Sheet
Hollywood Media completed the quarter with $2.9 million in cash and cash equivalents, and $2.5 million in accounts receivable, compared to cash and cash equivalents of $3.2 million and accounts receivable of $2.4 million as of June 30, 2005. The current ratio as of September 30, 2005 was 0.77 to 1, compared to the 0.83 to 1 current ratio reported as of June 30, 2005, and shareholders’ equity was $43.1 million compared to $45.3 million as of June 30, 2005 and $47.1 million as of December 31, 2004.
Mr. Rubenstein concluded, “Our cash position at September 30, 2005 was only slightly below our cash at the end of the second quarter of 2005. The small reduction relative to our net loss is partially a function of advance sales of Broadway tickets which occurred during the third quarter of 2005 but are not yet booked as revenue, as we recognize revenue once the performance occurs. We expect that we will see our cash position increase in the fourth quarter, as it typically does, based on the continuing strong demand for Broadway tickets as well as anticipated growth in our Data and Internet Ad Sales divisions.”
Teleconference Information
Management will host a teleconference today, November 9, at 4:30 p.m. Eastern Time to discuss Hollywood Media’s 2005 third quarter financial results. To access the teleconference, please dial 800-275-3939 if calling within the United States or 973-409-9258 if calling internationally approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of Hollywood Media’s website, located at http://www.hollywood.com/about_us/info/id/468707. Following prepared remarks, management will take questions from the audience via phone and e-mail. To ask a question via e-mail, please send your questions to questions@exec.hollywood.com in advance of, or during, the live call. If you are unable to listen to the live teleconference at its scheduled time, there will be a

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replay available through November 16, 2005 and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int’l), passcode 6684604. A replay of the teleconference will also be archived for a longer period on the investor relations portion of Hollywood Media’s website.
About Hollywood Media Corp.
Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, Hollywood Media has launched a network of media businesses. Hollywood Media’s Data Business includes CinemaSource, EventSource, ExhibitorAds and Baseline/StudioSystems. Hollywood Media’s Broadway Ticketing business includes Broadway.com, 1-800-Broadway and Theatre Direct International. These services supply media outlets with specific information on entertainment events, such as movies, live theater and concerts, and sell tickets for Broadway shows. Hollywood Media’s businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, Hollywood Media owns and operates the cable television network, Hollywood.com Television.
Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to realize anticipated revenues and cost efficiencies, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2004 as amended. Such forward-looking statements speak only as of the date on which they are made.

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Contact:
Matthew Hayden
Hayden Communications, Inc.
matt@haydenir.com
858-704-5065

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	NINE MONTHS ENDED		THREE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
NET REVENUES
Ticketing	$60,991,376	$39,604,332	$18,996,692	$11,654,166
Other	11,784,912	9,667,525	3,969,601	3,448,661

	72,776,288	49,271,857	22,966,293	15,102,827

OPERATING EXPENSES:
Cost of revenues — ticketing	53,193,670	34,350,187	16,538,593	10,197,864
Editorial, production, development and technology (exclusive of depreciation and amortization shown separately below)	4,187,200	3,868,219	1,477,681	1,363,292
Selling, general and administrative	8,772,977	7,252,636	2,609,672	2,957,527
Payroll & benefits	12,529,791	8,340,743	4,240,936	3,020,410
Amortization of CBS advertising	—	38,807	—	—
Depreciation and amortization	1,900,134	1,604,614	572,685	562,263

Total operating expenses	80,583,772	55,455,206	25,439,567	18,101,356

Operating loss	(7,807,484)	(6,183,349)	(2,473,274)	(2,998,529)

EQUITY IN EARNINGS OF INVESTMENTS	531,907	557,713	2,487	(30,373)

OTHER INCOME (EXPENSE):

Interest, net	(138,599)	(2,548,460)	(44,139)	(1,762,959)
Other, net	49,659	786,851	6,364	59,178

Loss before minority interest	(7,364,517)	(7,387,245)	(2,508,562)	(4,732,683)

MINORITY INTEREST IN EARNINGS OF SUBSIDIARIES	(127,298)	(295,250)	(6,009)	(59,258)

Net loss	$(7,491,815)	$(7,682,495)	$(2,514,571)	$(4,791,941)

Basic and diluted loss per common share	$(0.24)	$(0.28)	$(0.08)	$(0.17)

Weighted average common and common equivalent shares outstanding — basic and diluted	31,281,702	26,989,284	31,956,277	28,336,820

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,935,069	$6,330,394
Receivables, net	2,489,391	1,992,478
Inventories	13,202,910	8,467,405
Prepaid expenses	1,008,707	1,124,363
Other receivables	1,369,059	1,205,803
Other current assets	61,840	45,935
Restricted cash	—	255,000

Total current assets	21,066,976	19,421,378

ACQUISITION ESCROW	304,465	750,000
PROPERTY AND EQUIPMENT, net	2,296,088	2,455,040
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED INVESTEES	577,050	435,509
INTANGIBLE ASSETS, net	1,361,997	1,515,985
GOODWILL, net	44,865,674	44,977,429
OTHER ASSETS	435,629	256,258

TOTAL ASSETS	$70,907,879	$69,811,599

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,806,818	$4,043,098
Accrued expenses and other	5,563,133	5,172,920
Deferred revenue	17,059,490	12,006,919
Current portion of capital lease obligations	85,166	150,103
Convertible debenture, net	905,483	—

Total current liabilities	27,420,090	21,373,040

DEFERRED REVENUE	134,083	227,000
CAPITAL LEASE OBLIGATIONS, less current portion	80,783	84,523
MINORITY INTEREST	95,043	74,075
OTHER DEFERRED LIABILITY	119,398	104,539
CONVERTIBLE DEBENTURE, NET	—	799,152

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 32,558,363 and 31,283,706 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	325,584	312,837
Additional paid-in capital	308,630,188	305,729,408
Deferred compensation	(1,950,000)	(2,437,500)
Accumulated deficit	(263,947,290)	(256,455,475)

Total shareholders’ equity	43,058,482	47,149,270

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$70,907,879	$69,811,599